EXHIBIT 10.29

INTERCOMPANY AGREEMENT

THIS INTERCOMPANY AGREEMENT (this “Agreement”) is made as of this 1st day of January, 2006, by Masimo Corporation, a Delaware corporation (“Masimo”) and Masimo Europe Limited, a corporation under the laws of the United Kingdom (“Subsidiary”).

RECITALS

WHEREAS, Subsidiary is a wholly-owned subsidiary of Masimo;

WHEREAS, Masimo has contributed and transferred to Subsidiary certain of its business operations (the “Acquired Operations”); and

WHEREAS, Subsidiary desires to retain Masimo to provide certain administrative and management services to assist Subsidiary in the management of the Acquired Operations.

NOW, THEREFORE, for good and valuable consideration of the mutual covenants and agreements set forth herein, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue until terminated by either party upon thirty (30) days written notice to the other party.

2. Management Services.

(a) Masimo may from time to time by the mutual agreement of the parties provide to Subsidiary certain management and administrative services (the “Masimo Services”). Unless the parties agree otherwise, Subsidiary shall pay Masimo a fee equal to the costs expended by Masimo in rendering the Masimo Services hereunder plus a 5% mark-up on such costs (the “Management Fee”), such Management Fee payable in quarterly installments. In addition, Subsidiary shall reimburse Masimo for certain out-of-pocket expenses incurred by Masimo in rendering the Masimo Services hereunder, including, but not limited to, reasonable reimbursement of attorneys’ fees incurred by Masimo, government fees, telephone, copying and the like. Subsidiary acknowledges that such compensation arrangement is no less favorable than could have obtained in an arm’s length arrangement with an unrelated third party. Masimo shall not be liable to Subsidiary for any loss, damage or injury, other than for gross negligence of its agents, or through contingencies beyond its control, arising out of the provision of any such services. Masimo’s liability under this Agreement shall not exceed the amount of consideration paid to Masimo for the Masimo Services provided hereunder. In no event, whatsoever, shall Masimo be liable for consequential or punitive damages.

(b) Masimo shall invoice Subsidiary for the Management Fee and out-of pocket expenses incurred by Masimo in rendering services hereunder at least once each fiscal quarter and payment shall be made by Subsidiary within thirty (30) days after the date of the invoice.

3. Services by Subsidiary. Subsidiary may from time to time provide services to Masimo as specified in Schedule l (the “Subsidiary Services”). Unless the parties agree otherwise, Masimo shall pay Subsidiary a fee equal to the costs expended by Subsidiary in rendering the Subsidiary Services hereunder plus a 5% mark-up on such costs (the “Services Fee”), such Services Fee payable in quarterly installments.

4. Sales and Distribution Agreement. Concurrently with the execution of this Agreement, Masimo and Subsidiary have entered into that certain Sales and Distribution Agreement set forth on Schedule 2 hereto.

5. Mutual Cooperation. Masimo and Subsidiary acknowledge that the performance of this Agreement will require the mutual cooperation of the parties, and each of the parties shall assist and cooperate with the other party as reasonably necessary to enable this Agreement to be performed and facilitate the proper operation and management of Subsidiary.

6. Indemnification By Service Provider. Masimo shall indemnify Subsidiary and its officers, directors, employees and representatives from (i) any loss, damage, cost or expense (including reasonable attorneys’ fees) (a “Loss”) arising from any claim, demand, assessment, action, suit or proceeding (a “Claim”) arising or occurring during the performance of the Masimo Services as a result of Masimo’s gross negligence or intentional misconduct and (ii) any Loss or Claim arising from or related to Masimo’s breach of any of the terms of this Agreement. Subsidiary shall indemnify Masimo and its officers, directors, employees and representatives from (i) any Loss or Claim arising or occurring during the performance of the Subsidiary Services as a result of Masimo’s gross negligence or intentional misconduct and (ii) any Loss or Claim arising from or related to Masimo’s breach of any of the terms of this Agreement.

7. Confidentiality.

(a) Masimo grants to Subsidiary a perpetual, worldwide license to (i) use Masimo’s technical information, inventions, concepts, products, components, trade secrets, know-how, techniques, designs, processes, communications protocols, software, and improvements; whether patentable or not, and all patents, patent applications, copyrights and all other Masimo intellectual property rights (“Masimo Technology”), solely as required in the performance of its rights and obligations under this Agreement.

(b) Subsidiary grants to Masimo a perpetual, worldwide license to (i) use Subsidiary’s technical information, inventions, concepts, products, components, trade secrets, know-how, techniques, designs, processes, communications protocols, software, and improvements; whether patentable or not, and all patents, patent applications, copyrights and all other Subsidiary intellectual property rights solely as required in the performance of its rights and obligations under this Agreement.

(c) Each party (“Recipient”) agrees to retain in confidence all information, knowledge, technology and trade secrets related to the operations of the other party (the “Disclosing Party”) disclosed to Recipient in the course of performing its rights and obligations pursuant to the terms hereof and that it will not, without the written consent of the Disclosing Party, use information supplied or disclosed hereunder for any purpose other than that indicated

herein. In view of the proprietary and valuable nature of this information and the injury, which would arise in the event of a disclosure of such information, the parties agree that this shall be a continuing obligation that shall survive the termination of this Agreement. This restriction shall not apply to information that:

(i) is or becomes public knowledge (through no fault of the Recipient), or

(ii) is made lawfully available to the Recipient by an independent third party, or

(iii) is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the Recipient; provided, however, that the Recipient gives the Disclosing Party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such information and thereafter discloses only the minimum information required to be disclosed in order to comply.

(d) Each party agrees to protect personal data of Subsidiary personnel in accordance with the terms and conditions of Schedule 3 hereto.

8. Improvements. Subsidiary agrees to assign and hereby does assign to Masimo all rights, title and interest it has or acquires in any inventions, adaptations, modifications, enhancements, derivative works or changes relating to any Masimo Technology (“Improvements”). Subsidiary further agrees to provide all assistance reasonably requested by Masimo, at Masimo’s expense, in securing and perfecting Masimo’s interest in the Improvements.

9. General.

(a) Assignment and Delegation. This Agreement is personal in nature, and neither of the parties may, without the written consent of the other, assign any of the rights or delegate any of the duties hereunder.

(b) Binding Agreement; Severability. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective permitted successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, the remaining provisions shall be enforceable to the greatest extent possible.

(c) Notices. Any and all notices permitted or required to be given hereunder shall be sent by (i) registered or certified mail, postage and fees paid, with return receipt requested, addressed as below, (ii) hand delivery, or (iii) by facsimile, receipt confirmed. Notice shall be deemed given as of the date of mailing, of receipt of hand delivery, or of receipt of any facsimile transmission.

(d) Governing Law. This Agreement is governed by and is to be construed in accordance with the laws of the State of California without giving effect to any provisions thereof relating to conflict of laws.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and all of which taken together constitute one instrument.

(g) Legal Relationship. Subsidiary agrees that, regarding all matters relating to this Agreement, Subsidiary shall be an independent contractor and not an agent or employee of Masimo and shall not hold itself out as a legal representative, agent, joint venturer, or partner of Masimo for any purpose whatsoever. Subsidiary has no right or authority to assume or create any obligations of any kind or to make any representations or warranties, whether express or implied, on behalf of Masimo or to bind Masimo in any respect whatsoever (and shall not hold itself out as having such authority). It is understood that Subsidiary’ sales representatives are employees of Subsidiary, and not Masimo, and that Masimo has no responsibility or obligation with respect to said persons.

(h) Force Majeure.

(i) Neither party shall be responsible for any failure to comply with the terms of this Agreement where such failure is due to force majeure, which shall include, without limitation, fire, flood, explosion, strike, labor disputes, labor shortages, picketing, lockout, transportation embargo or failures or delays in transportation, strikes or labor disputes affecting supplies, or acts of God, civil riot or insurrection, acts of the Federal Government or any agency thereof, or judicial action. Specifically excluded from this definition are those acts of the Federal Government or any agency thereof or judicial action which could have been avoided by compliance with such laws or regulations as are publicly available and reasonably expected to be known by either party.

(ii) Upon the cessation of any cause operating to excuse performance of either party under this Section, this Agreement shall continue in full force and effect unless or until otherwise terminated pursuant to this Agreement. If one or more of said causes is asserted by either party as a basis of that party’s nonperformance, the other party shall have the right to terminate this Agreement forthwith by giving written notice to that effect prior to the resumption of performance.

(i) Headings. The section and paragraph headings used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto, embody the entire understanding between the parties relating to its subject matter. This agreement may not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above first written.

“Masimo”		“Subsidiary”

MASIMO CORPORATION		MASIMO EUROPE LIMITED

By:	/s/ Joe Kiani	By:	/s/ Bradley Langdale
Name:	Joe E. Kiani	Name:	Bradley Langdale
Title:	Chairman & CEO	Title:	Director

SCHEDULE I

SUBSIDIARY SERVICES

(none)

SCHEDULE 2

SALES AND DISTRIBUTION AGREEMENT

THIS SALES AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of 12:01 a.m. the 1st day of January, 2006, by and between Masimo Corporation, a Delaware corporation (“Masimo”), and Masimo Europe Limited, a corporation under the laws of the United Kingdom (“Subsidiary”).

R E C I T A L S

WHEREAS, Masimo is a corporation that manufactures read-through motion and low perfusion pulse oximetry technologies and products throughout the world (collectively, the “Product(s)”).

WHEREAS, Masimo is the parent of Subsidiary and has contributed its sales, distribution and marketing operations in the Territory (as defined below) to Subsidiary (the “Acquired Operations”).

WHEREAS, as a result of the transfer of the Acquired Operations, Masimo desires to engage Subsidiary to sell, distribute and promote the Products.

WHEREAS, Masimo is willing to appoint Subsidiary as a non-exclusive distributor of the Products in the Territory and to sell to Subsidiary all Products for which orders are received, and Subsidiary is willing to accept such appointment and to purchase the Products manufactured by Masimo subject to certain terms and conditions set forth herein. It is further acknowledged that Subsidiary is undertaking the obligations herein subject to certain covenants and assurances provided by Masimo, such covenants and assurances being deemed necessary by Subsidiary in view of the risks associated with the sale and distribution of the Products and in view of the unique resources available to Subsidiary.

NOW, THEREFORE, for good and valuable consideration of the mutual covenants and agreements set forth herein, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

APPOINTMENT OF SUBSIDIARY

Section 1.1 Appointment and Acceptance. Masimo hereby appoints Subsidiary as its non-exclusive distributor throughout Europe and the Middle East (which may be modified from time to time by written acknowledgment of the parties; said territory, as modified, being referred to as the “Territory”) of all Products manufactured by Masimo. Masimo shall have the right to establish terms and limitations under which Subsidiary may distribute the Products, subject to applicable laws. Subsidiary hereby accepts such appointment and agrees to fully perform and discharge its duties in accordance with this Agreement. Subsidiary may not modify or alter any Product, documentation, or packaging without Masimo’s express written consent. Subsidiary has the right to appoint sub-distributors and agents to sell and distribute the Products within the Territory provided that such sub-distributors and agents are subject to the limitations set forth in this Agreement.

Section 1.2 Territory for OEM’s. The parties hereby acknowledge that Subsidiary shall have the right to distribute certain Products to original equipment manufacturers (“OEM(s)”) for incorporation into the OEMs’ products (“OEM Products”), and to distribute such OEM Products along with Masimo Products for use with the OEM Products on a non-exclusive worldwide basis.

ARTICLE II

TERM, RENEWAL AND TERMINATION

Section 2.1 Term and Renewal. Unless sooner terminated pursuant to Section 2.3 hereof, this Agreement shall remain in full force and effect commencing on January 1, 2005. This Agreement shall be effective on the date hereof and shall continue until terminated by either party upon thirty (30) days written notice to the other party.

Section 2.2 Rights and Obligations upon Termination. All orders from Subsidiary not accepted by Masimo on the date that notice of termination of this Agreement is delivered or upon the date that this Agreement otherwise terminates shall be deemed cancelled; provided, however, that Masimo may choose, in Masimo’s sole discretion, to honor outstanding unfilled orders on the condition that, notwithstanding anything to the contrary contained in this or any other agreement with respect to such orders, Subsidiary immediately shall pay Masimo for such Products against delivery of such Products. Upon demand by Subsidiary, Masimo agrees to repurchase from Subsidiary at cost any Product, which is held in inventory by Subsidiary as of the effective date of termination and shall reimburse Subsidiary for any expenses incurred in performing the services contemplated hereunder through the effective date of termination. Upon termination of this Agreement, Subsidiary shall cease acting or holding itself out in any manner as the distributor of the Products, including, without limitation, removing all signs and ceasing to use any advertising materials related to the Products.

Section 2.3 Termination. In addition to termination as provided in Section 2.1, this Agreement may be terminated as follows:

2.3.1 By either party upon notice to the other in the event at any time such other party (i) ceases to conduct its business, or (ii) breaches any provision of this Agreement and such breach, if curable, is not cured by the breaching party within thirty (30) days of the breaching party’s receipt of notice thereof from the nonbreaching party; or

2.3.2 By either party without notice in the event the other party becomes insolvent or makes a general assignment for the benefit of creditors or if a petition of bankruptcy is filed by such other party or by any third party against such other party, or if such other party is adjudicated a bankrupt, or if a receiver or other custodian, either permanent or temporary, is appointed by any court with respect to the assets or business of such party, or if a proceeding for the relief of creditors under any foreign, state or federal law is instituted by or against such party.

2.3.3 Upon any such termination provided above, the parties shall have the rights set forth in Section 2.2.

ARTICLE III

TRADEMARKS AND TRADE NAMES

Section 3.1 Masimo hereby grants to Subsidiary the nonexclusive right and license to use the Masimo trademarks and trade names in connection with the promotion, sale and distribution of the Products in the Territory. Any use of Masimo’s trademarks is subject to Masimo’s prior approval, which shall not be unreasonably withheld.

Section 3.2 Subsidiary acknowledges and agrees that the non-exclusive rights to Masimo’s trademarks and trade names are and shall remain valuable, proprietary information belonging to Masimo and that Masimo is retaining non-exclusive rights to its trademarks and trade names. Subsidiary shall not at any time do or cause to be done, or fail to do or cause to be done, any act or thing, directly or indirectly, contesting or in any way impairing Masimo’s rights in Masimo’s trademarks and trade names. Subsidiary additionally agrees that the Masimo trademarks and trade names may be used by Subsidiary only in connection with the promotion, sale, and distribution of the Products in the Territory as set forth herein.

Section 3.3 Subsidiary specifically acknowledges that it does not possess, and shall not acquire, any interest in any of Masimo’s trademarks or trade names appearing on the labels or packaging materials for the Products and that any enhancement in the value thereof resulting from the use contemplated by this Agreement inures to Masimo.

Section 3.4 Subsidiary shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of Masimo’s trademarks. Upon termination of this Agreement, Subsidiary shall cease and desist from using Masimo’s trademarks in any manner.

Section 3.5 Subsidiary shall give immediate notice to Masimo of any known or presumed counterfeits, copies, imitations, simulations or infringements upon Masimo’s trademark rights by third parties and shall cooperate fully with Masimo in the protection of those rights.

ARTICLE IV

OBLIGATIONS OF SUBSIDIARY

During the Term of this Agreement, Subsidiary’ obligations shall, without limitation, include the following:

Section 4.1 Best Efforts to Promote and Sell the Products. Subsidiary shall exercise its best efforts to sell and distribute the Products and to promote the goodwill of Masimo and the market reputation of the Products. In connection with the foregoing, Subsidiary shall provide promptly to Masimo any information it obtains with respect to the Products, including feedback from consumers, retailers, and distributors, and activities of competitors. Subsidiary shall conduct marketing and distribution activities of Products pursuant to the strategy set forth by Masimo. Furthermore, Subsidiary shall conduct its activities in a professional manner and in accordance with the terms of this Agreement.

Section 4.2 Staffing and Vehicles. Subsidiary shall maintain an adequate and aggressive staff of sales and marketing personnel, which is sufficiently trained and knowledgeable to enable such staff to effectively promote sales of Products and solicit orders for Products. Subsidiary shall maintain and make available to its sales personnel such other equipment and supplies as are necessary to Subsidiary to fulfill its obligations under this Agreement.

Section 4.3 Taxes. Subsidiary shall be solely responsible for the collection and payment of all taxes payable in connection with its resale of the Products and the performance of its services as contemplated herein.

Section 4.4 Expenses. Subsidiary assumes full responsibility for all costs and expenses that it incurs in carrying out its obligations under this Agreement. This shall include, without limitation, payment of all salaries and benefits for persons employed to perform Subsidiary’s responsibilities hereunder, all expenses incurred in connection with the advertising and promotion of the Products, all expenses relating to any permits or licenses required in connection with the performance of Subsidiary’s responsibilities, and all expenses relating to vehicles used by sales representatives and other travel and accommodation expenses incurred by such persons. It is acknowledged and understood that Subsidiary may utilize third parties to perform certain administrative services incident to the services performed hereunder.

ARTICLE V

OBLIGATIONS OF MASIMO

During the Term of this Agreement and subject to the terms and conditions hereof, Masimo shall have the following obligations:

Section 5.1 Satisfaction of Orders. Masimo shall fill orders for Products submitted by Subsidiary in accordance with an agreed upon schedule for delivery.

Section 5.2 Masimo Support. Masimo shall provide, in the Territory, such support and assistance, including promotional support, as Masimo, in its sole discretion, deems appropriate and necessary.

Section 5.3 Compliance with Law. Masimo shall comply with all applicable laws, statutes, rules and regulations concerning the manufacture and packaging of the Products.

ARTICLE VI

ORDERS

Section 6.1 Terms and Conditions. Orders by Subsidiary shall be subject to acceptance by Masimo at its principal place of business or such other place(s) as may be designated by Masimo. Masimo will endeavor to fill all purchase orders tendered by Subsidiary promptly in accordance with such time periods, as the parties shall deem appropriate.

Section 6.2 Inability to Fill Orders. If Products are ordered by Subsidiary and Masimo does not have sufficient stock to fill such order, or if for any reason Masimo cannot fill such order in the usual course of business, prompt notice thereof shall be provided to Subsidiary and Masimo shall be liable for any loss, cost or expense incurred by Subsidiary as a result of the inability to fill such order promptly.

Section 6.3 Cancellation of Orders by Subsidiary. Subsidiary may cancel any order, which has not yet been accepted by Masimo and may cancel orders previously accepted by Masimo with the prior consent of Masimo.

Section 6.4 Delivery of Products. Masimo shall use its best efforts to deliver Products to Subsidiary in response to orders from Subsidiary in accordance with the time periods agreed upon.

ARTICLE VII

TITLE TO PRODUCT AND RISK OF LOSS

Section 7.1 Delivery of Products.

7.1.1 Title to Product and risk of loss shall pass from Masimo to Subsidiary immediately upon availability to Subsidiary, Ex Works facility located at 40 Parker, Irvine, California.

7.1.2 Masimo assumes full responsibility for loss or damage of products while in Masimo’s possession, except for any claims arising out of Subsidiary’ instructions.

Section 7.2 Returned Products.

7.2.1 For Products that do not satisfy the Product warranty provisions set forth in this Agreement, Masimo’s sole liability, and Subsidiary’ sole remedy under any warranty obligation is, at Masimo’s sole discretion, to repair or replace the Product or to refund the purchase price paid and accept return of the Product.

7.2.2 Products returned by Subsidiary shall be shipped to such location as designated by Masimo.

7.2.3 Masimo is not responsible to Subsidiary for warranty services for any products that were not originally sold by Masimo. Upon receipt of returned goods from its customers, Subsidiary agrees to make a good faith and reasonable effort to identify and distinguish goods that were not purchased from Masimo. Such goods are not subject to terms and conditions of this Agreement.

ARTICLE VIII

PRODUCT PRICES, PAYMENT TERMS AND RETURNS

Section 8.1 Product Prices.

8.1.1 The prices for the Products shall beset at arm’s length and calculated using the formula shown in Exhibit A. Subsidiary is free to establish prices for the sale of Products, as applicable, to End Users, OEMs and Distributors.

8.1.2 Such prices are subject to change from time to time as the parties mutually agree. The parties agree to cooperate and act in good faith with respect to price increases, which become necessary in the event of increased manufacturing costs. Masimo may request such price increases by providing to Subsidiary reasonably satisfactory evidence confirming the amounts of such increased costs, and in such event Subsidiary agrees not to withhold unreasonably its consent to reasonable increase in prices.

8.1.3 From time to time, Masimo may sell Products in the Territory, either directly or through a distribution channel partner under contract with Masimo.

Section 8.2 Product Invoicing and Payment Terms.

8.2.1 Masimo shall invoice Subsidiary for all Products on a monthly basis in accordance with the terms and conditions specified herein. Subsidiary agrees to pay each invoice within sixty (60) days of issuance.

8.2.2 Interest shall accrue on amounts not paid when due at a rate equal to 10 percent per annum until payment in full is received.

8.2.3 The price and payment terms contained in this Agreement shall apply to all purchase orders between Masimo and Subsidiary from the effective date of this Agreement forward.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Product Warranty. Masimo’s Product warranty shall be as set forth in the applicable warranty certificate that accompanies the Product.

Section 9.2 Indemnification.

9.2.1 Notice. Recognizing the objectives of this Agreement, Subsidiary agrees that if it knows of or becomes aware of any patents that may be infringed by the manufacture and sale of the Masimo Products, it will promptly disclose such information to Masimo.

9.2.2 By Masimo – Bodily Injury. Masimo will defend, indemnify and hold Subsidiary harmless against any and all liability, loss, damages, costs or expenses which Subsidiary may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Masimo Product, to the extent that such injury, illness or death resulted from (i) Masimo’s design or manufacture of the standard Masimo Products or (ii) failure of the Masimo Products at the time of shipment to Subsidiary to materially comply with published specifications. Masimo shall have no liability or responsibility of any kind to Subsidiary under this Section unless Subsidiary (a) promptly notifies Masimo of such claims, (b) gives Masimo an adequate opportunity to defend, including complete control of such defense, and (c) provides reasonable assistance to Masimo, at Masimo’s expense, in connection with the defense and settlement of any such claim. Masimo shall have no liability for settlements made without Masimo’s express written consent. Should Subsidiary desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively Subsidiary’s.

9.2.3 By Masimo – Infringement. Masimo will defend, indemnify and hold Subsidiary harmless against infringement or alleged infringement directly resulting from standard Masimo Products furnished under this Agreement, of any patent, copyright, trademark, trade secret, or any other proprietary right of any third party. Masimo shall have no liability or responsibility of any kind to Subsidiary under this Section unless Subsidiary (a) promptly notifies Masimo of such claim, (b) gives Masimo an adequate opportunity to defend, including complete control of such defense, and (c) provides reasonable assistance to Masimo, at Masimo’s expense, in connection with the defense and settlement of any such claim including, but not limited to, where practical, modifying the Masimo Products to make them non-infringing or, where practical, obtaining licenses under such intellectual property rights. Masimo shall have no liability for settlements made without its express written consent. Should Subsidiary desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively Subsidiary’s. Masimo may, at its sole discretion, modify the particular Masimo Product to make it non-infringing, obtain a license to allow the continued use of the Masimo Product, or discontinue shipment of the Masimo Product to Subsidiary.

9.2.4 By Subsidiary. Subsidiary will defend, indemnify and hold Masimo harmless against any and all liability, loss, damages, costs or expenses which Masimo may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Masimo Product, or as a result of infringement or claims of infringement related to the Masimo Products of any patent, copyright, trademark, trade secret, or any other proprietary right of any third party, to the extent that such injury, illness or death or infringement results from (i) any combination of the Masimo Product with items not furnished by Masimo (except where such combination is approved by Masimo (e.g. use of Masimo circuit boards in OEM product), (ii) any inadequacy of the labeling or use-manuals for such Masimo Product (unless such inadequacy consists of inaccurate information supplied by Masimo), or (iii) any modifications to the Masimo Products made by Subsidiary, by others, or by Masimo at Subsidiary’s request. Subsidiary shall have no liability or responsibility of any kind to Masimo under this Section unless Masimo (a) promptly notifies Subsidiary of such claims, (b) gives Subsidiary an adequate opportunity to defend, including complete control of such defense and (c) provides reasonable assistance to Subsidiary, at Subsidiary’s expense, in connection with the defense and settlement of such claim. Subsidiary shall have no liability for settlements made without its express written consent. Should Masimo desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively Masimo’s.

9.2.5 Indemnity Limitations and Exclusions. Notwithstanding the above, Masimo shall not be liable for any infringement of intellectual property rights of third parties or for any liability, loss, damages, costs or expenses which Subsidiary may incur as a result of any injury, illness or death resulting from (a) modifications to the Masimo Products made by Subsidiary, by others, or by Masimo at Subsidiary’s request, (b) electrical/electronics, software/firmware, sensors, or product interface not furnished by Masimo, (c) combination of the Masimo Products with other apparatus not furnished by Masimo, (d) use of products or components not supplied by Masimo, (e) use of Masimo Products in a manner not permitted by this Agreement, or (f) for any claims not related directly to the Masimo Products, (g) any alterations or modifications to the Masimo Products which are requested by Subsidiary. MASIMO’S TOTAL AGGREGATE LIABILITY UNDER THIS SECTION 9.2 (“INDEMNIFICATION”) SHALL IN NO CASE EXCEED FIVE MILLION DOLLARS

($5,000,000). THE PARTIES AGREE THAT THIS LIMITATION OF LIABILITY IS FAIR AND REASONABLE BECAUSE MASIMO IS NOT RESPONSIBLE FOR REGULATORY APPROVALS IN THE TERRITORY AND IS NOT DIRECTLY INVOLVED IN THE SALE OR INSTALLATION OF THE PRODUCTS.

9.2.6 Patent Defense. Subsidiary agrees that it shall notify Masimo of any claim by a third party that such third party believes any Masimo patents are invalid. Subsidiary agrees to promptly notify Masimo of any such claim whether or not such claim is asserted in court by such third party.

SCHEDULE 2

Exhibit A

PRODUCT PRICES

Subsidiary Net Sales: A

Subsidiary Intercompany Cost of Goods Sold: B

Subsidiary Operating Expenses (Budget): C

(A-B-C)/A = X,

Where X shall be a value within the arm’s length interquartile range of operating margins as determined annually in the transfer pricing study.

The transfer price B is therefore equivalent to:

B=A (1-X) -C

SCHEDULE 3

TRANSFER OF PERSONAL DATA FROM EUROPEAN COMMUNITY TO THIRD

COUNTRIES

I.	Definitions

For the purposes of this Schedule:

(a) “personal data” shall mean any information relating to an identified or identifiable natural person (“data subject”); an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity.

(b) “sensitive data” shall mean personal data revealing racial or ethnic origin, political opinions, religious or philosophical beliefs, trade-union membership, and the processing of data concerning health or sex life.

(c) “process/processing” shall mean any operation or set of operations which is performed upon personal data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or other making available, alignment or combination, blocking, erasure or destruction.

(d) “controller” shall mean the natural or legal person, public authority, agency or other body which, alone or jointly with others, determines the purposes and means of the processing of personal data; where the purposes and means of processing are determined by national or Community laws or regulations, the controller or the specific criteria for his nomination may be designated by national or Community law.

(e) “processor” shall mean a natural or legal person, public authority, agency or other body which processes personal data on behalf of the controller.

(f) “supervisory authority/authority” shall have the same meaning as in Directive 95/46/EC of 24 October 1995 (whereby “the authority” shall mean the competent data protection authority in the territory in which Subsidiary is established); and

(g) “clauses” shall mean the contractual clauses of this Schedule.

II.	Obligations of Subsidiary

Subsidiary warrants and undertakes that:

(a) The personal data have been collected, processed and transferred in accordance with the laws applicable to Subsidiary.

(b) It has used reasonable efforts to determine that Masimo is able to satisfy its legal obligations under these clauses.

(c) It will provide Masimo, when so requested, with copies of relevant data protection laws or references to them (where relevant, and not including legal advice) of the country in which Subsidiary is established.

(d) It will respond to enquiries from data subjects and the authority concerning processing of the personal data by Masimo, unless the parties have agreed that Masimo will so respond, in which case Subsidiary will still respond to the extent reasonably possible and with the information reasonably available to it if Masimo is unwilling or unable to respond. Responses will be made within a reasonable time.

(e) It will make available, upon request, a copy of the clauses to data subjects who are third party beneficiaries under clause IV, unless the clauses contain confidential information, in which case it may remove such information. Where information is removed, Subsidiary shall inform data subjects in writing of the reason for removal and of their right to draw the removal to the attention of the authority. However, Subsidiary shall abide by a decision of the authority regarding access to the full text of the clauses by data subjects, as long as data subjects have agreed to respect the confidentiality of the confidential information removed. Subsidiary shall also provide a copy of the clauses to the authority where required.

III.	Obligations of Masimo

Masimo warrants and undertakes that:

(a) It will have in place appropriate technical and organizational measures to protect the personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, and which provide a level of security appropriate to the risk represented by the processing and the nature of the data to be protected.

(b) It will have in place procedures so that any third party it authorizes to have access to the personal data, including processors, will respect and maintain the confidentiality and security of the personal data. Any person acting under the authority of Masimo, including a data processor, shall be obligated to process the personal data only on instructions from Masimo. This provision does not apply to persons authorized or required by law or regulation to have access to the personal data.

(c) It has no reason to believe, at the time of entering into these clauses, in the existence of any local laws that would have a substantial adverse effect on the guarantees provided for under these clauses, and it will inform Subsidiary (which will pass such notification on to the authority where required) if it becomes aware of any such laws.

(d) It will process the personal data for the management and administration of the employee, the employee’s benefits, and as necessary for other legitimate business purposes, and has the legal authority to give the warranties and fulfill the undertakings set out in these clauses.

(e) It will identify to Subsidiary a contact point within its organization authorized to respond to enquiries concerning processing of the personal data, and will cooperate in good faith with Subsidiary, the data subject and the authority concerning all such enquiries within a reasonable time. In case of legal dissolution of Subsidiary, or if the parties have so agreed, Masimo will assume responsibility for compliance with the provisions of clause II(e).

(f) At the request of Subsidiary, it will provide Subsidiary with evidence of financial resources sufficient to fulfill its responsibilities under clause IV (which may include insurance coverage).

(g) Upon reasonable request of Subsidiary, it will submit its data processing facilities, data files and documentation needed for processing to reviewing, auditing and/or certifying by Subsidiary (or any independent or impartial inspection agents or auditors, selected by Subsidiary and not reasonably objected to by Masimo) to ascertain compliance with the warranties and undertakings in these clauses, with reasonable notice and during regular business hours. The request will be subject to any necessary consent or approval from a regulatory or supervisory authority within the country of Masimo, which consent or approval Masimo will attempt to obtain in a timely fashion.

(h) It will process the personal data, at its option, in accordance with the data processing principles set forth in Annex A.

(i) It will not disclose or transfer the personal data to a third party data controller located outside the European Economic Area (EEA) unless it notifies Subsidiary about the transfer and

(i) the third party data controller processes the personal data in accordance with a Commission decision finding that a third country provides adequate protection, or

(ii) the third party data controller becomes a signatory to these clauses or another data transfer agreement approved by a competent authority in the EU, or

(iii) data subjects have been given the opportunity to object, after having been informed of the purposes of the transfer, the categories of recipients and the fact that the countries to which data is exported may have different data protection standards, or

(iv) with regard to onward transfers of sensitive data, data subjects have given their unambiguous consent to the onward transfer

IV.	Liability and third party rights

(a) Each party shall be liable to the other parties for damages it causes by any breach of these clauses. Liability as between the parties is limited to actual damage suffered. Punitive damages (i.e. damages intended to punish a party for its outrageous conduct) are specifically excluded. Each party shall be liable to data subjects for damages it causes by any breach of third party rights under these clauses. This does not affect the liability of Subsidiary under its data protection law.

(b) The parties agree that a data subject shall have the right to enforce as a third party beneficiary this clause and clauses II(b), II(d), II(e), III(a), III(c), III(d), III(e), III(h), III(i), IV(a), VI, VII(d) and VIII against Masimo or Subsidiary, for their respective breach of their contractual obligations, with regard to his personal data, and accept jurisdiction for this purpose in

Subsidiary’s country of establishment. In cases involving allegations of breach by Masimo, the data subject must first request Subsidiary to take appropriate action to enforce his rights against Masimo; if Subsidiary does not take such action within a reasonable period (which under normal circumstances would be one month), the data subject may then enforce his rights against Masimo directly. A data subject is entitled to proceed directly against a data exporter that has failed to use reasonable efforts to determine that Masimo is able to satisfy its legal obligations under these clauses (Subsidiary shall have the burden to prove that it took reasonable efforts).

V.	Law applicable to the clauses

These clauses shall be governed by the law of the country in which Subsidiary is established, with the exception of the laws and regulations relating to processing of the personal data by Masimo under clause III(h), which shall apply only if so selected by Masimo under that clause.

VI.	Resolution of disputes with data subjects or the authority

(a) In the event of a dispute or claim brought by a data subject or the authority concerning the processing of the personal data against either or both of the parties, the parties will inform each other about any such disputes or claims, and will cooperate with a view to settling them amicably in a timely fashion.

(b) The parties agree to respond to any generally available non-binding mediation procedure initiated by a data subject or by the authority. If they do participate in the proceedings, the parties may elect to do so remotely (such as by telephone or other electronic means). The parties also agree to consider participating in any other arbitration, mediation or other dispute resolution proceedings developed for data protection disputes.

(c) Each party shall abide by a decision of a competent court of Subsidiary’s country of establishment or of the authority which is final and against which no further appeal is possible.

VII.	Termination

(a) In the event that Masimo is in breach of its obligations under these clauses, then Subsidiary may temporarily suspend the transfer of personal data to Masimo until the breach is repaired or the contract is terminated.

(b) In the event that:

(i) the transfer of personal data to Masimo has been temporarily suspended by Subsidiary for longer than one month pursuant to paragraph (a);

(ii) compliance by Masimo with these clauses would put it in breach of its legal or regulatory obligations in the country of import;

(iii) Masimo is in substantial or persistent breach of any warranties or undertakings given by it under these clauses;

(iv) a final decision against which no further appeal is possible of a competent court of Subsidiary’s country of establishment or of the authority rules that there has been a breach of the clauses by Masimo or Subsidiary; or

(v) a petition is presented for the administration or winding up of Masimo, whether in its personal or business capacity, which petition is not dismissed within the applicable period for such dismissal under applicable law; a winding up order is made; a receiver is appointed over any of its assets; a trustee in bankruptcy is appointed, if Masimo is an individual; a company voluntary arrangement is commenced by it; or any equivalent event in any jurisdiction occurs then Subsidiary, without prejudice to any other rights which it may have against Masimo, shall be entitled to terminate these clauses, in which case the authority shall be informed where required. In cases covered by (i), (ii), or (iv) above Masimo may also terminate these clauses.

(c) Either party may terminate these clauses if (i) any Commission positive adequacy decision under Article 25(6) of Directive 95/46/EC (or any superseding text) is issued in relation to the country (or a sector thereof) to which the data is transferred and processed by Masimo, or (ii) Directive 95/46/EC (or any superseding text) becomes directly applicable in such country.

(d) The parties agree that the termination of these clauses at any time, in any circumstances and for whatever reason (except for termination under clause VII(c)) does not exempt them from the obligations and/or conditions under the clauses as regards the processing of the personal data transferred.

VIII.	Variation of these clauses

The parties may not modify these clauses except to update the description of data to be provided or of the use for which Masimo will use such data, in which case they will inform the authority where required. This does not preclude the parties from adding additional commercial clauses where required.

IX.	Description of the Transfer

The personal data to be transferred include all data collected by Subsidiary or by Masimo in the course of employment and may include, without limitation, name, title, salary, job function, work experience, performance evaluations, office address, telephone number, and e-mail address, data relating to expenses charged to credit cards sponsored by Masimo or Subsidiary, age, sex, family status, social security number, education, and specific skills and qualifications. The parties agree that such personal data may contain confidential business information which they will not disclose to third parties, except as required by law or in response to a competent regulatory or government agency, or as required under clause II(e).

SCHEDULE 3

ANNEX A

DATA PROCESSING PRINCIPLES

1 Purpose limitation: Personal data may be processed and subsequently used or further communicated only for legitimate business purposes relating to the employee or subsequently authorized by the data subject.

2 Data quality and proportionality: Personal data must be accurate and, where necessary, kept up to date, The personal data must be adequate, relevant and not excessive in relation to the purposes for which they are transferred and further processed.

3 Transparency: Data subjects must be provided with information necessary to ensure fair processing (such as information about the purposes of processing and about the transfer), unless such information has already been given by Subsidiary.

4 Security and confidentiality: Technical and organizational security measures must be taken by the data controller that are appropriate to the risks, such as against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, presented by the processing. Any person acting under the authority of the data controller, including a processor, must not process the data except on instructions from the data controller.

5 Rights of access, rectification, deletion and objection: As provided in Article 12 of Directive 95/46/EC, data subjects must, whether directly or via a third party, be provided with the personal information about them that an organization holds, except for requests which are manifestly abusive, based on unreasonable intervals or their number or repetitive or systematic nature, or for which access need not be granted under the law of the country of Subsidiary. Provided that the authority has given its prior approval, access need also not be granted when doing so would be likely to seriously harm the interests of Masimo or other organizations dealing with Masimo and such interests are not overridden by the interests for fundamental rights and freedoms of the data subject. The sources of the personal data need not be identified when this is not possible by reasonable efforts, or where the rights of persons other than the individual would be violated. Data subjects must be able to have the personal information about them rectified, amended, or deleted where it is inaccurate or processed against these principles. If there are compelling grounds to doubt the legitimacy of the request, the organization may require further justifications before proceeding to rectification, amendment or deletion. Notification of any rectification, amendment or deletion to third parties to whom the data have been disclosed need not be made when this involves a disproportionate effort. A data subject must also be able to object to the processing of the personal data relating to him if there are compelling legitimate grounds relating to his particular situation. The burden of proof for any refusal rests on Masimo, and the data subject may always challenge a refusal before the authority.

6 Sensitive data: Masimo shall take such additional measures (e.g. relating to security) as are necessary to protect such sensitive data in accordance with its obligations under clause III.

7 Data used for marketing purposes: Where data are processed for the purposes of direct marketing, effective procedures should exist allowing the data subject at any time to “opt-out” from having his data used for such purposes.

8. Automated decisions: For purposes hereof “automated decision” shall mean a decision by Subsidiary or Masimo which produces legal effects concerning a data subject or significantly affects a data subject and which is based solely on automated processing of personal data intended to evaluate certain personal aspects relating to him, such as his performance at work, creditworthiness, reliability, conduct, etc. Masimo shall not make any automated decisions concerning data subjects, except when:

(a)	(i) such decisions are made by Masimo in entering into or performing a contract with the data subject, and

(ii) (the data subject is given an opportunity to discuss the results of a relevant automated decision with a representative of the parties making such decision or otherwise to make representations to that parties.

(b)	where otherwise provided by the law of Subsidiary.